Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Lynda L. Glass
EVP, Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION REPORTS

FIRST QUARTER EARNINGS

GETTYSBURG, PA, April 24---ACNB Corporation reported net income of $2,472,000 for the first quarter of 2014, compared to $2,418,000 over the same period for 2013, an increase of $54,000 or 2%.  Net income on a per share basis was $0.41 for the first three months of both 2014 and 2013.

Quarterly cash dividends paid to ACNB Corporation stockholders for the first quarter of 2014 totaled $1,138,000, or $0.19 per share.  This is the same per share amount that was paid in the first quarter of 2013.

Total assets of ACNB Corporation at March 31, 2014, were $1.046 billion, an increase of 1% from March 31, 2013.  Total deposits decreased by 2% from the previous year to $816 million.  Total loans rose 4% to $733 million, as compared to $706 million at March 31, 2013.  A 6% increase in stockholders’ equity resulted in an aggregate of $108 million at March 31, 2014, compared to $102 million at March 31, 2013.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace via a network of 19 retail banking offices located throughout Adams County, PA, as well as in Dillsburg, Hanover and Spring Grove, York County, PA, and in Newville, Cumberland County, PA.  In addition, the Bank

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operates a loan office in Chambersburg, Franklin County, PA, with a new retail banking office slated to open in this community during Summer 2014.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 36 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.  For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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SAFE HARBOR AND FORWARD-LOOKING STATEMENTS — Should there be a material subsequent event prior to the filing of the Quarterly Report on Form 10-Q with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event.  In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of new laws and regulations, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the new capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic deterioration and the prolonged economic malaise on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; difficulties in integrating and operating distinct business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and, slow economic conditions. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

ACNB #2014-09

April 24, 2014